Exhibit 99.1

RESMED INC. ANNOUNCES FINANCIAL RESULTS FOR THE

QUARTER ENDED SEPTEMBER 30, 2011

SAN DIEGO, California, October 24, 2011 - ResMed Inc. (NYSE: RMD) today announced results for the quarter ended September 30, 2011. Revenue for the quarter ended September 30, 2011 was a record $314.8 million, a 12% increase (an 8% increase on a constant currency basis) over the quarter ended September 30, 2010. For the quarter ended September 30, 2011, net income was $50.5 million. Largely as a result of currency exchange rate movements, net income decreased 11% compared to the quarter ended September 30, 2010. Diluted earnings per share for the quarter ended September 30, 2011 were $0.33, a decrease of 8% compared to the quarter ended September 30, 2010.

SG&A expenses were $94.2 million for the quarter ended September 30, 2011, an increase of $9.4 million, or 11% (a 5% increase on a constant currency basis) compared to the quarter ended September 30, 2010. SG&A costs were 29.9% of revenue in the quarter ended September 30, 2011, compared to 30.1% for the quarter ended September 30, 2010. SG&A expenses were negatively impacted by the appreciation of the Australian dollar and euro against the U.S. dollar.

R&D expenses were $26.2 million for the quarter ended September 30, 2011, or 8.3% of revenue. R&D expenses increased by 33% (an 18% increase on a constant currency basis) compared to the quarter ended September 30, 2010 reflecting ongoing investment in our product pipeline. Additionally, R&D expenses were negatively impacted by the appreciation of the Australian dollar against the U.S. dollar.

The company amortized acquired intangibles of $3.8 million ($2.7 million, net of tax) during the quarter ended September 30, 2011. Amortization of acquired intangibles increased primarily as a result of our recent acquisitions of BiancaMed Ltd. and Grundler GmbH. The ongoing integration of these units is going well. Stock-based compensation costs incurred during the quarter ended September 30, 2011 of $7.2 million ($5.3 million, net of tax) consisted of expenses associated with stock options, restricted stock units, and the employee stock purchase plan.

Inventory, at $188.0 million, decreased by $12.8 million compared to June 30, 2011. Accounts receivable days sales outstanding, at 71 days, increased by 2 days compared to June 30, 2011.

Peter C. Farrell Ph.D, chairman and chief executive officer, commented, “Revenue in Americas increased by 9% to $169.3 million over the prior year’s quarter. Revenue outside Americas increased by 15% to $145.5 million over the prior year’s quarter, or a 7% increase on a constant currency basis. Worldwide, our growth in flow generators was mainly driven by sales of the S9 AutoSet™ and VPAP Adapt SV™. Patient interface sales continue to perform strongly in all regions. Operating profit for the September quarter was $60.9 million and cash flow from operations was a record $89.5 million, demonstrating excellent operating performance. During the quarter, we also repurchased 4.4 million shares, at a cost of $124.7 million, as part of our ongoing capital management program.

“Awareness of sleep-disordered breathing and its impact on other disease states continues to grow. Just last week, at the Congress of the World Sleep Federation, in Kyoto, Japan, the connection between sleep-disordered breathing and both heart failure and type 2 diabetes mellitus was highlighted, with particular emphasis on the need to address sleep-disordered breathing diagnosis and treatment for patients with type 2 diabetes. In fact, both Japanese cardiologists and endocrinologists are initiating their own sleep studies to simplify the diagnostic procedures for sleep-disordered breathing.

“Three new product initiatives also demonstrate our commitment to meeting patient needs. First, during October 2011, we released our line of CPAP therapy products for women, known as “Choices for Her.” The offering includes three masks from ResMed’s FX Series specially designed for women, as well as the S9 AutoSet for Her therapy device. ResMed is the first company to design a mask for female patients, understanding that women have unique needs when it comes to CPAP therapy, particularly with mask choice and fit.

“Second, in September, we launched the new Pixi™ nasal mask, the first pediatric mask in the industry developed specifically for the treatment of obstructive sleep apnea in children aged two and older, a patient population traditionally overlooked. This is not just a scaled-down adult mask; every feature on the Pixi was carefully designed to address and improve comfort, acceptance and the overall therapy experience for both the child and caregiver.

“And finally, ResMed has recently begun an initiative to engage existing patients by lowering the emotional barriers to therapy through an exclusive arrangement with Skinit® for our CPAP devices. Skins can provide a unique opportunity to connect patients personally with their machine early in the process, reconnect with patients who have abandoned therapy, and provide an accessories revenue stream for the home care dealer.”

About ResMed

ResMed is a global leader in the development, manufacturing and marketing of medical products for the diagnosis, treatment and management of respiratory disorders, with a focus on sleep-disordered breathing. The company is dedicated to developing innovative products to improve the lives of those who suffer from these conditions and to increasing awareness among patients and healthcare professionals of the potentially serious health consequences of untreated sleep-disordered breathing. For more information on ResMed, visit www.resmed.com.

ResMed will host a conference call at 1:30 p.m. U.S. Pacific Time today to discuss these quarterly results. Individuals wishing to access the conference call may do so via ResMed’s Website at www.resmed.com or by dialling 617-801-9715 (domestic) or +1 617-801-9715 (international) and entering conference pass code no. 99214751. Please allow extra time prior to the call to visit the Website and download the streaming media player (Windows Media Player) required to listen to the Internet broadcast. The online archive of the broadcast will be available approximately 30 minutes after the live call and will be available for two weeks. A telephone replay of the conference call is available by dialing 617-801-6888 (domestic) and +1 617-801-6888 (international) and entering conference I.D. No. 92613651.

Further information can be obtained by contacting Constance Bienfait at ResMed Inc., San Diego, at (858) 836-5971; Brett Sandercock at ResMed Limited, Sydney, at (+612) 8884-2090; or by visiting the Company’s multilingual Website at www.resmed.com.

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the Company’s future revenue, earnings or expenses, new product development and new markets for the Company’s products, are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Those risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for its most recent fiscal year and in other reports the Company files with the U.S. Securities & Exchange Commission. Those reports are available on the Company’s Website.

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

(In US$ thousands, except per share data)

	Three Months Ended September 30,
	2011	2010
Net revenue	$314,774	$282,012
Cost of sales	129,720	108,058

Gross profit	185,054	173,954

Operating expenses:
Selling, general and administrative	94,203	84,791
Research and development	26,206	19,739
Amortization of acquired intangible assets	3,771	2,030
Donation to Foundation	0	1,000

Total operating expenses	124,180	107,560

Income from operations	60,874	66,394

Other income (expenses), net:
Interest income (expense), net	6,924	5,097
Other, net	(1,301)	5,063

Total other income (expenses), net	5,623	10,160

Income before income taxes	66,497	76,554
Income taxes	15,979	19,846

Net income	$50,518	$56,708

Basic earnings per share	$0.34	$0.37
Diluted earnings per share	$0.33	$0.36
Basic shares outstanding	150,366	151,474
Diluted shares outstanding	154,051	156,752

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited - In US$ thousands)

	September 30, 2011	June 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$610,063	$735,267
Accounts receivable, net	251,103	274,352
Inventories	187,950	200,777
Prepayments, deferred income taxes and other current assets	93,683	82,056

Total current assets	1,142,799	1,292,452

Property, plant and equipment, net	432,687	462,107
Goodwill	267,688	235,487
Other intangibles	63,940	47,911
Deferred income taxes	19,804	18,922
Other assets	8,374	12,043

Total non-current assets	792,493	776,470

Total assets	$1,935,292	$2,068,922

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$46,688	$55,194
Accrued expenses	103,274	103,787
Deferred revenue	41,918	45,125
Income taxes payable	29,146	3,931
Deferred income taxes	593	640
Current portion of long-term debt	4,095	163

Total current liabilities	225,714	208,840

Deferred income taxes	9,465	8,051
Deferred revenue	16,979	17,237
Income taxes payable	4,116	4,057
Non-current portion of long-term debt	130,000	100,000

Total non-current liabilities	160,560	129,345

Total liabilities	386,274	338,185

STOCKHOLDERS’ EQUITY:
Common stock	591	607
Additional paid-in capital	815,174	798,461
Retained earnings	1,162,380	1,111,862
Treasury stock	(629,338)	(504,625)
Accumulated other comprehensive income	200,211	324,432

Total stockholders’ equity	1,549,018	1,730,737

Total liabilities and stockholders’ equity	$1,935,292	$2,068,922

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